Exhibit 99.2

HCP Announces Public Offering of Common Stock

IRVINE, Calif., December 10, 2018 /PRNewswire/ — HCP, Inc. (NYSE: HCP) (the “Company”) announced today that it has commenced a public offering of an aggregate of 14,000,000 shares of its common stock, consisting of 2,000,000 shares offered directly by the Company and 12,000,000 shares offered on a forward basis in connection with the forward sale agreement described below.  The forward purchaser (as described below) expects to grant the underwriters a 30-day option to purchase up to an additional 2,100,000 shares of the Company’s common stock.

BofA Merrill Lynch is acting as book-runner for this offering.

The Company expects to enter into a forward sale agreement with BofA Merrill Lynch or its affiliates (the “forward purchaser”). The forward purchaser, at the Company’s request, is expected to borrow from third parties, and sell to the underwriters, 12,000,000 shares of the Company’s common stock in connection with the forward sale agreement.

Subject to its right to elect cash or net share settlement, the Company intends to issue and sell, upon physical settlement of such forward sale agreement on one or more dates specified by the Company within 12 months of entry into the forward sale agreement, up to 12,000,000 shares of the Company’s common stock to the forward purchaser (or an aggregate of 14,100,000 shares if the underwriters exercise their option to purchase additional shares in full). In exchange for the shares, the Company will receive cash proceeds per share equal to the applicable forward sale price per share, which will initially be equal to the public offering price per share in the offering less underwriting discounts and commissions, subject to certain adjustments as provided in the forward sale agreement.

The Company intends to use the net proceeds from the offering and the net proceeds, if any, received upon settlement of the forward sale agreement, to finance certain pending acquisitions and development activities, with any remaining proceeds to be used for general corporate purposes, including repayment of its outstanding indebtedness or to fund other potential acquisition, development and investment opportunities.

This offering is being made pursuant to an effective shelf registration statement and prospectus and a related preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus supplement and related prospectuses for this offering can be obtained from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC  28255-0001, Attn: Prospectus Department , Email: dg.prospectus_requests@baml.com.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests in real estate serving the healthcare industry in the United States.  HCP owns a large-scale portfolio primarily diversified across life science, medical office and senior housing.  Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to the risk that we may not complete any pending acquisitions or other transactions in a timely fashion or at all, the risk we may not complete this offering in a timely fashion or at all, and those risks and uncertainties associated with the Company’s business described in its Annual Report on Form 10-K filed on February 13, 2018 and its subsequent filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Andrew Johns

Vice President — Finance and Investor Relations

(949) 407-0400